ARTICLES OF MERGER


 THESE ARTICLES OF MERGER, dated as of March 25, 1998, are entered into by and between Webquest International, Inc., a Utah corporation ("Webquest") and WB International, Inc., a Nevada corporation ("WB International"), to effectuate the merger of Webquest with and into WB International (the "Merger"). Webquest and WB International are hereinafter collectively referred to as the "Constituent Corporations." WB International is sometimes hereinafter referred to as the "Surviving Corporation."

                                                     RECITALS

 A. Webquest owns all of the outstanding 100 shares of common stock of WB International, which is the only class outstanding (the "WB International Common Stock"). WB International has authorized 45,000,000 shares of Common Stock, $.001 value (the "WB International Common Stock") and 5,000,000 shares of preferred stock, including 500,000 shares of Series A Preferred Stock ("WB International Preferred Stock"), none of which are outstanding.

 B.       WB International and Webquest have agreed that WB
International and Webquest shall merge, with WB International to be the Surviving Corporation.

 C. Webquest has authorized 45,000,000 shares of Common Stock, which is the only class of authorized stock, of which 3,746,451 shares are issued and outstanding ("Webquest Common Stock") and 5 million shares of Preferred Stock, of which 197,250 shares of Series A Preferred Stock are outstanding ("Webquest Preferred Stock") which is entitled to vote as a class together with holders of Common Stock on all matters submitted to shareholders of Webquest.

 D. In respect of WB International, Webquest, as the sole shareholder of WB International, has approved the Merger.

 E. In respect of Webquest, the Merger was approved by shareholders holding 3,416,258 shares of WB International Common Stock and none of the holders of the Webquest Preferred Stock, at a meeting of the shareholders duly noticed and held on March 23, 1998 in accordance with Section 16-10a-702 of the Utah Revised Business Corporations Act.

 F. The number of votes cast by shareholders of Webquest and WB International was sufficient for the approval of the Merger.

 NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Merger; (b) the method of carrying the same into effect; (c) the manner and basis of converting and exchanging the shares of Webquest Common Stock and Webquest Preferred Stock into shares of WB International Common Stock and WB International Preferred Stock; and (d) such other details and provisions as are deemed necessary or desirable; and in consideration of the foregoing recitals and the agreements, provisions and covenants


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herein contained, WB International and Webquest hereby agree as follows:

          1. Effective Date. The Merger shall become effective upon the filing of a copy of these Articles of Merger with the Secretary of State of Utah, as required by Section 16-10a-1105 of the Utah Revised Business Corporation Act, and the Secretary of State of Nevada, as required by Section 92A.200 of the Nevada General Corporation Law. The date and time on which the Merger becomes effective is hereinafter referred to as the "Effective Date."

          2. Merger. At the Effective Date, Webquest shall merge with and into WB International with WB International being the Surviving Corporation and the separate corporate existence of Webquest shall cease. The corporate identity, existence, purposes, franchises, powers, rights and immunities of Webquest at the Effective Date shall be merged into WB International which shall be fully vested therewith. WB International shall be subject to all of the debts and liabilities of Webquest as if WB International had itself incurred them and all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens, if any, upon the property of WB International shall be limited to the property affected thereby immediately prior to the Effective Date.

          3. Articles of Incorporation. At the Effective Date, the Articles of Incorporation of WB International shall be the Articles of Incorporation of the Surviving Corporation, provided that Article FIRST of the Articles of Incorporation shall be amended to read as follows:

                   First: The name of the Corporation shall be WebQuest International, Inc.

          4.       Effect of Merger on Outstanding Shares, Options and
Warrants.

                   (a) Surviving Corporation Shares. Each one share of Webquest Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall convert into one share of WB International Common Stock. Each one share of Webquest Preferred Stock issued and outstanding immediately prior to the Effective Date of the Merger shall convert into one share of WB International Preferred Stock.

                   (b) Disappearing Corporation Shares. At the Effective Date, each of the 100 previously issued and outstanding shares of WB International Common Stock shall be canceled and cease to be outstanding.

                   (c) Warrants, Options and Other Derivative Rights. At the Effective Date, each warrant or option to

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                   purchase  Webquest  Common Stock shall be converted  into the right to acquire one share of Surviving Corporation Common Stock.

          5. Surrender of Share Certificates. After the Effective Date, each holder of an outstanding certificate which prior to the Effective Date evidenced Webquest Common Stock or Webquest Preferred Stock shall surrender the same, duly endorsed as WB International may require, to WB International or its designated agent for cancellation. Thereupon such holder shall receive in exchange therefor a certificate or certificates representing the number of full shares of WB International Common Stock or Webquest Preferred Stock to which such holder shall be entitled as provided in Section 4(a) hereof and shall also be entitled to receive dividends on each such share of WB International Common Stock or Webquest Preferred Stock in an amount and to the extent provided in
 Section 6(a) hereof.

          6. Status of WB International Common Stock and Webquest Preferred Stock After the Effective Date.

                   (a) After the Effective Date, until surrendered in accordance with Section 5 hereof, each outstanding certificate which prior to the Effective Date represented shares of Webquest Common Stock or Webquest Preferred Stock, shall be deemed for all corporate purposes (subject to the further provision of this Section 6(a)) to evidence WB International Common Stock or WB International Preferred Stock in accordance with the terms of these Articles of Merger. After the Effective Date, there shall be no further registry of transfers on the records of WB International Common Stock or WB International Preferred Stock outstanding immediately prior to the Effective Date, and, if certificates representing such shares are presented to WB International, they shall be canceled, and the holder thereof shall be entitled to receive WB International Common Stock or Webquest Preferred Stock in accordance with the terms of these Articles of Merger. No dividends or distributions will be paid to persons entitled to receive certificates for shares of WB International Common Stock or WB International Preferred Stock until such persons shall have surrendered their Webquest Common Stock or Webquest Preferred Stock certificates in accordance with
                   Section 5 hereof; provided, however, that when such certificates shall have been so surrendered in exchange for shares of WB International Common Stock or WB International Preferred Stock, there shall be paid to the holders thereof, but without interest thereon, all dividends and other distributions payable subsequent to and in respect of a record date after the Effective Date on the shares of Webquest Common Stock or Webquest

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                   Preferred Stock for which such  certificates  shall have been so exchanged. Holders of certificates for shares of Webquest Common Stock or Webquest Preferred Stock shall not be entitled, as such, to receive any dividends unless and until they have exchanged those certificates for certificates representing shares of WB International Common Stock or WB International Preferred Stock as provided herein.

                   (b) If any certificate of WB International Common Stock or WB International Preferred Stock is to be issued in a name other than that in which the certificate for the Webquest Common Stock or Webquest Preferred Stock surrendered in exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall (i) pay any transfer or other taxes required by reason of the issuance of such WB International Common Stock or WB International Preferred Stock in any name other than that of the registered holder of the certificates surrendered or (ii) establish to the satisfaction of WB International or its designated agent that such tax has been paid or is not applicable.

 7.       Other Provisions.

                   (a) Governing Law;. These Articles of Merger shall be governed by and construed in accordance with the laws of the State of Nevada.

                   (b) Counterparts. These Articles of Merger may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

                   (c) Further Assurances. Each Constituent Corporation shall from time to time upon the request of the other Constituent Corporation, execute and deliver and file and record all such documents and instruments and take all such other action as such corporation may request in order to vest or evidence the vesting in Webquest of title to and possession of all rights, properties, assets and business of Webquest to the extent provided herein, or otherwise to carry out the full intent and purpose of these Articles of Merger.

 IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be executed on behalf of the Constituent Corporations as of the day and year first above written.

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WEBQUEST INTERNATIONAL, INC.                         WB INTERNATIONAL, INC.



By:                                      By:
       Robert Horn                                          Robert Horn
       President                                            President


By:                                      By:
       Kirk Johnson                                         Kirk Johnson
       Secretary                                            Secretary



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STATE OF NEVADA                             }
                                            } ss.
COUNTY OF _______                           }


          On  March  __,  1998,  before  me,  ____________________,   personally
appeared Robert Horn, personally known to me, to be the President of Webquest International, Inc. and WB International, Inc., whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

Signature ________________________                            (Seal)


STATE OF NEVADA                             }
                                             } ss.
COUNTY OF _______                           }


          On  March  __,  1998,  before  me,  ____________________,   personally
appeared Kirk Johnson, personally known to me, to be the Secretary of Webquest International, Inc. and WB International, Inc., whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

Signature ________________________              (Seal)



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